Exhibit 99.1

BreitBurn Senior Management, Metalmark Capital Partners and Greenhill Capital Partners To Acquire
Provident Energy Trust’s Interests in BreitBurn Energy Company

Transaction Will Conclude Provident’s Review of Strategic Alternatives for its Interests in BreitBurn Entities

Los Angeles, CA (July 30, 2008) – BreitBurn Energy Partners L.P. (NASDAQ:BBEP; the “Partnership”) announced today that members of its senior management, in their individual capacity, together with Metalmark Capital Partners and Greenhill Capital Partners, have entered into a purchase and sale agreement with Provident Energy Trust (TSX-PVE.UN; NYSE-PVX; “Provident”) to acquire Provident’s indirect ownership of a 96.017% interest in BreitBurn Energy Company LP (“BEC”). BEC is a separate U.S. subsidiary of Provident, whose assets consist primarily of producing and non-producing crude oil reserves located in Los Angeles, Orange and Santa Barbara counties in California. The Partnership’s Co-CEOs, Randall H. Breitenbach and Halbert S. Washburn, indirectly own the remaining interest in BEC.

BreitBurn’s Co-CEO, Randy Breitenbach, said: “We are pleased that members of our management team have been able to purchase the BEC assets from Provident. Members of our management team have managed these properties since before the IPO of the Partnership in 2006 and by acquiring Provident’s interests, we expect to be able to ensure that there will be no immediate change to the relationship between the Partnership and BEC, and therefore no negative impact on the Partnership’s near term financial results.”

In connection with this transaction, which is subject to customary closing conditions and is expected to close in mid-August, the Partnership expects to enter into new Administrative Services and Omnibus Agreements with BEC.

The Partnership previously announced on June 17, 2008, that it had acquired all of Provident’s limited partner and indirect general partner interests in the Partnership. The interests in BEC were excluded from that transaction. Both transactions resulted from Provident's decision to pursue a potential sale of its BreitBurn interests, which was driven primarily by the Canadian Federal Government’s resolution in October 2006 to impose growth restrictions on Canadian energy trusts and, effective 2011, implement a tax on income trust distributions.

About BreitBurn Energy Partners L.P.

BBEP is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation and development of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the New Albany Shale in Indiana and Kentucky, and the Permian Basin in West Texas. See www.BreitBurn.com for more information.

About Metalmark Capital Partners

Metalmark Capital Partners is a leading private equity firm whose principals have a long track record of successful investing in a wide range of industries, including their core areas of expertise - energy, natural resources, industrials and healthcare. The firm was founded to manage the Metalmark Capital private equity funds and the Morgan Stanley Capital Partners private equity funds. Metalmark Capital Partners recently became an investment center of Citi Alternative Investments. For more information, please visit www.metalmarkcapital.com.

About Greenhill Capital Partners

Greenhill Capital Partners manages private equity funds with an aggregate of $1.8 billion of committed capital, with significant investments in the energy, financial services and telecommunications industries. Its publicly traded portfolio companies have included: Crown Castle International, Inc. (NYSE: CCI), Crusader Energy Group Inc. (AMEX: KRU), Heartland Payment Systems, Inc. (NYSE: HPY), Hercules Offshore, Inc. (NASDAQ: HERO) and EXCO Resources, Inc. (NYSE: XCO). Greenhill Capital Partners is an affiliate of Greenhill & Co., Inc. (NYSE: GHL), an independent global investment banking firm with offices in New York, London, Frankfurt, Toronto, Dallas and San Francisco. For more information about Greenhill Capital Partners, please visit www.greenhillcapitalpartners.com.

Cautionary Statement Relevant to Forward - Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," “immediately accretive," "in the future," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or lesser than anticipated, and changes in applicable regulations and laws; unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells; the lack of availability of drilling and production equipment or unexpected increases in the cost of such equipment; unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance, and other costs of operation; the potential for oil and gas operating costs to increase while corresponding sales prices of oil and gas are wholly or partially fixed due to our use of derivative contracts, or "hedges" to limit price volatility; changes in crude oil and natural gas prices, including price discounts and basis differentials; and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contact:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
Or
Pierre Hirsch of Ruder Finn/West
(415) 692-3060
BBEP-IR
###